                                                                     Exhibit 5.1






                                              June 20, 1996

The Board of Directors
Aasche Transportation Services, Inc.
10214 N. Mt. Vernon Road
Shannon, Illinois 61078


       RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel for Aasche Transportation Services, Inc. (the "Company") in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") to effect the registration, pursuant to the Securities Act of 1933, of 864,600 shares of common stock, par value $.0001 per share, which may be offered by the Company under its Stock Option Plan. In connection with this matter, we have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 864,600 shares of common stock, par value $.0001 per share, which will be offered by the Company pursuant to its Stock Option Plan, when issued and paid for as described in said Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,

                                                Sachnoff & Weaver, Ltd.